Exhibit 99.1

Press Release

Contact:	United Community Bancorp

Elmer G. McLaughlin, President and Chief Executive Officer

(812) 537-4822

United Community Bancorp Reports Second Quarter Results

Lawrenceburg, Indiana – January 31, 2018 – United Community Bancorp (the “Company”) (Nasdaq: UCBA), the parent company of United Community Bank (the “Bank”), today reported net income of $497,000, or $0.12 per diluted share, for the quarter ended December 31, 2017, which represents decreases of $243,000, or 32.8%, and $0.06, or 33.3%, when compared to net income and earnings per diluted share, respectively, for the quarter ended December 31, 2016. The Company also reported net income of $1.4 million for the six months ended December 31, 2017, which represents a decrease of $163,000, or 10.7%, when compared to the six months ended December 31, 2016. Earnings per diluted share for the six months ended December 31, 2017 were $0.33, which represents a decrease of 10.8% when compared to the same prior year period.

The Company’s net income for the three and six-month periods ended December 31, 2017 was impacted negatively by a one-time adjustment to the net deferred tax asset in the amount of $683,000 due to the effect of the tax law changes established by the Tax Cuts and Jobs Act (the “Act”), which was signed into law by the President on December 22, 2017. The Act reduced the federal corporate tax rate to 21%. This change required the Company to revalue its net deferred tax asset, which represents corporate tax benefits anticipated to be realized in the future. The reduction in the federal corporate tax rate reduces the tax benefits of the net deferred tax asset. While the one-time adjustment caused a reduction in after-tax net income for the three and six-month periods ended December 31, 2017, the reduction of the corporate income tax rate from 34% to 21% is expected to be favorable to the Company in future periods.

United Community Bancorp

Summarized Statements of Income

(In thousands, except per share data)

	For the six months ended
	12/31/2017	12/31/2016
	(Unaudited)	(Unaudited)
Interest income	$8,721	$7,891
Interest expense	1,234	1,175
Net interest income	7,487	6,716

Provision for loan losses	23	32
Net interest income after provision for loan losses	7,464	6,684

Total noninterest income	2,237	2,585
Total noninterest expense	7,247	7,324
Income before income taxes	2,454	1,945

Income tax provision	1,095	423
Net income	$1,359	$1,522

Basic earnings per share	$0.33	$0.38
Diluted earnings per share	$0.33	$0.37

Weighted average shares outstanding:
Basic	4,059,717	4,025,829
Diluted	4,106,041	4,062,060

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Summarized Consolidated Statements of Financial Condition
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
(In thousands, except for per share data)	12/31/2017	9/30/2017	6/30/2017	3/31/2017	12/31/2016
ASSETS
Cash and Cash Equivalents	$33,322	$33,434	$26,885	$35,535	$31,765
Investment Securities	184,946	184,645	189,516	191,678	180,315
Loans Receivable, net	291,563	287,342	282,477	280,434	274,333
Other Assets	36,388	36,932	38,053	37,939	39,187
Total Assets	$546,219	$542,353	$536,931	$545,586	$525,600

LIABILITIES
Municipal Deposits	$114,011	$105,910	$107,155	$106,569	$101,676
Other Deposits	348,029	352,066	346,500	356,733	341,872
FHLB Advances	8,833	8,833	8,833	8,833	10,333
Other Liabilities	3,386	3,486	3,152	3,462	2,880
Total Liabilities	474,259	470,295	465,640	475,597	456,761
Commitments and contingencies	-	-	-	-	-
Total Stockholders' Equity	71,960	72,058	71,291	69,989	68,839
Total Liabilities & Stockholders' Equity	$546,219	$542,353	$536,931	$545,586	$525,600
Outstanding Shares	4,201,113	4,201,113	4,205,980	4,204,910	4,194,404
Tangible Book Value per share	$16.50	$16.51	$16.30	$15.99	$15.75

Summarized Consolidated Statements of Income
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	12/31/2017	9/30/2017	6/30/2017	3/31/2017	12/31/2016
	(for the three months ended, in thousands, except per share data)

Interest Income	$4,356	$4,365	$4,206	$4,083	$3,948
Interest Expense	581	653	561	533	550
Net Interest Income	3,775	3,712	3,645	3,550	3,398
Provision for Loan Losses	9	14	12	11	15
Net Interest Income after Provision for Loan Losses	3,766	3,698	3,633	3,539	3,383

Total Noninterest Income	1,137	1,100	1,176	1,035	1,277
Total Noninterest Expense	3,492	3,755	3,511	3,417	3,662
Income before Tax Provision	1,411	1,043	1,298	1,157	998
Income Tax Provision	914	181	311	219	258
Net Income	$497	$862	$987	$938	$740

Basic Earnings per Share	$0.12	$0.21	$0.24	$0.23	$0.18
Diluted Earnings per Share	$0.12	$0.21	$0.24	$0.23	$0.18

Weighted Average Shares Outstanding:
Basic	4,058,999	4,060,435	4,062,021	4,056,993	4,027,410
Diluted	4,120,295	4,095,785	4,110,685	4,103,265	4,066,647

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	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended
	12/31/2017	9/30/2017	6/30/2017	3/31/2017	12/31/2016
Performance Ratios:
Return on average assets (1)	0.36%	0.64%	0.73%	0.70%	0.56%
Return on average equity (1)	2.75%	4.80%	5.57%	5.41%	4.24%
Interest rate spread (2)	2.92%	2.92%	2.85%	2.83%	2.75%
Net interest margin (3)	2.96%	2.96%	2.88%	2.86%	2.78%
Noninterest expense to average assets (1)	2.55%	2.79%	2.58%	2.56%	2.78%
Efficiency ratio (4)	69.12%	78.03%	72.83%	74.53%	78.33%
Average interest-earning assets to average interest-bearing liabilities	108.16%	108.21%	107.78%	107.42%	107.61%
Average equity to average assets	13.19%	13.34%	13.03%	12.97%	13.25%

Bank Capital Ratios:
Tangible capital	10.98%	11.24%	11.13%	11.23%	11.34%
Core capital	10.98%	11.24%	11.13%	11.23%	11.34%
Total risk-based capital	21.38%	21.76%	21.90%	21.94%	22.20%

Asset Quality Ratios:
Nonperforming loans as a percent of total loans	0.36%	0.69%	1.02%	1.09%	0.98%
Nonperforming assets as a percent of total assets	0.19%	0.39%	0.56%	0.57%	0.53%
Allowance for loan losses as a percent of total loans	1.42%	1.47%	1.50%	1.52%	1.65%
Allowance for loan losses as a percent of nonperforming loans	393.03%	212.79%	146.80%	140.08%	169.05%
Net charge-offs (recoveries) to average outstanding loans during the period (1)	(0.15)%	(0.05)%	0.06%	0.39%	(0.11)%

(1)	Quarterly income and expense amounts used in calculating the ratio have been annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents total noninterest expense divided by the sum of net interest income and total other income.

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For the three months ended December 31, 2017:

Net income totaled $497,000 for the quarter ended December 31, 2017, which represented a decrease of $243,000, or 32.8%, when compared to the quarter ended December 31, 2016.

Net income decreased primarily due to a $656,000 increase in the income tax provision and a $140,000 decrease in noninterest income. These were partially offset by a $377,000 increase in net interest income and a $170,000 decrease in noninterest expense. The increase in the income tax provision was primarily due to a one-time adjustment to the net deferred tax asset in the amount of $683,000.

Net interest income totaled $3.8 million for the quarter ended December 31, 2017, which represents an increase of $377,000, or 11.1%, when compared to the quarter ended December 31, 2016. The growth in the Company’s core business was the result of an increase in interest income of $408,000 partially offset by an increase in interest expense of $31,000. Interest income increased due to a $14.7 million increase in the average balance of loans, a $1.9 million increase in the average balance of investments, an increase in the average rate earned on loans from 4.23% in the prior year quarter to 4.38% in the current year quarter, and an increase in the average rate earned on investment securities from 2.22% in the prior year quarter to 2.43% in the current year quarter. The increase in loan balances is primarily the result of the execution of our continued controlled growth strategy in mortgage and commercial lending. Interest expense increased due to a $19.9 million increase in the average balance of deposits and an increase in the average rate paid on deposits from 0.45% in the prior year quarter to 0.46% in the current year quarter.

Nonperforming assets as a percentage of total assets decreased from 0.39% at September 30, 2017 to 0.19% at December 31, 2017. Nonperforming loans as a percentage of total loans decreased from 0.69% at September 30, 2017 to 0.36% at December 31, 2017. The Company remains focused on improving asset quality and continues to review all available options to decrease nonperforming assets. The provision for loan losses was $9,000 for the quarter ended December 31, 2017, which represents a decrease of $6,000 compared to the prior year quarter.

Noninterest income totaled $1.1 million for the quarter ended December 31, 2017, which represents a decrease of $140,000, or 11.0%, when compared to the prior year quarter. The decrease was primarily due to a $142,000 decrease in gain on the sale of mortgage loans due to a decrease in sales volume and the receipt of Bank-Owned Life Insurance proceeds in the prior year quarter due to the death of a former director, which resulted in a gain of $45,000, with no such corresponding event in the current year quarter. The decrease was partially offset by a $56,000 gain on the sale of other real estate owned and a $40,000 increase in service charge income on deposit accounts.

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Noninterest expense totaled $3.5 million for the quarter ended December 31, 2017, which represents a decrease of $170,000, or 4.6%, when compared to the prior year quarter. The decrease was primarily due to a decrease in compensation expense of $132,000, which was primarily the result of an accrual of a $196,000 separation payment made in connection with the departure of the Company’s former Chief Financial Officer in the prior year quarter with no such corresponding event in the current year quarter. The decrease in noninterest expense is also partially due to an $83,000 decrease in professional fees. These decreases were partially offset by a $31,000 increase in data processing expense and a $29,000 increase in FDIC insurance expense, which was the result of a one-time favorable adjustment made in the prior year quarter due to a change in the formula.

The provision for income taxes totaled $914,000 for the quarter ended December 31, 2017, which represents an increase of $656,000 when compared to the prior year quarter. The increase was primarily due to the aforementioned change in the corporate tax code, which resulted in a one-time adjustment of $683,000 to the net deferred tax asset.

For the six months ended December 31, 2017:

Net income totaled $1.4 million for the six months ended December 31, 2017, which represents a decrease of $163,000, or 10.7%, when compared to the six months ended December 31, 2016.

Net income decreased primarily due to a $672,000 increase in the income tax provision and a $348,000 decrease in noninterest income. These were partially offset by a $771,000 increase in net interest income and a $77,000 decrease in noninterest expense. The increase in the income tax provision was primarily due to a one-time adjustment to the net deferred tax asset in the amount of $683,000.

Net interest income totaled $7.5 million for the six months ended December 31, 2017, which represents an increase of $771,000, or 11.5%, when compared to the prior year period. The growth in the Company’s core business was due to an $830,000 increase in interest income, partially offset by a $59,000 increase in interest expense. Interest income increased primarily due to a $14.7 million increase in the average balance of loans, an increase in the average rate earned on loans from 4.29% in the prior year period to 4.43% in the current year period, and an increase in the average rate earned on investment securities from 2.14% in the prior year period to 2.40% in the current year period. Interest expense increased primarily as a result of a $15.5 million increase in the average balance of deposits and an increase in the average rate paid on deposits from 0.48% in the prior year period to 0.49% in the current year period.

Nonperforming assets as a percentage of total assets decreased from 0.56% at June 30, 2017 to 0.19% at December 31, 2017. Nonperforming loans as a percentage of total loans decreased from 1.02% at June 30, 2017 to 0.36% at December 31, 2017. The Company remains focused on improving asset quality and continues to review all available options to decrease nonperforming assets. The provision for loan losses was $23,000 for the six months ended December 31, 2017, which represents a decrease of $9,000 compared to the prior year period.

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Noninterest income totaled $2.2 million for the six months ended December 31, 2017, which represents a decrease of $348,000, or 13.5%, compared to the prior year period. The decrease was primarily due to a $265,000 decrease in gain on the sale of mortgage loans, resulting from a decrease in sales volume and the aforementioned receipt of Bank-Owned Life Insurance proceeds in the prior year period due to the death of a former director, which resulted in a gain of $45,000, with no such corresponding event in the current year quarter. The decrease was partially offset by a $72,000 gain on the sale of other real estate owned and a $43,000 increase in service charge income on deposit accounts.

Noninterest expense totaled $7.2 million for the six months ended December 31, 2017, which represented a decrease of $77,000, or 1.1%, compared to the prior year period. The decrease in noninterest expense was primarily the result of a $107,000 decrease in compensation expense and a $58,000 decrease in professional fees. The decrease in compensation expense is primarily the result of an accrual of a $196,000 separation payment made in connection with the departure of the Company’s former Chief Financial Officer in the prior year period, with no such corresponding event in the current year period.

The provision for income taxes totaled $1.1 million for the six months ended December 31, 2017, which represented an increase of $672,000 when compared to the prior year period. The increase was primarily due to the aforementioned one-time adjustment of $683,000 to the net deferred tax asset.

Statement of Financial Condition:

Total assets were $546.2 million at December 31, 2017, compared to $536.9 million at June 30, 2017. Total assets increased during the period primarily due to loan growth of $9.1 million and an increase in cash and cash equivalents of $6.4 million. The increase was partially offset by a $4.6 million decrease in investment securities.

In addition to the loan growth achieved during the six months ended December 31, 2017, the Company had approximately $12.0 million in undisbursed construction loans as of December 31, 2017. While these were not on the Company’s balance sheet as of December 31, 2017 and there can be no assurance of disbursement in the future, the loans have closed and management expects the majority of these committed funds to be disbursed.

Total liabilities were $474.3 million at December 31, 2017, compared to $465.6 million at June 30, 2017. The increase was primarily due to an $8.4 million increase in deposits during the period.

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Stockholders’ equity totaled $72.0 million as of December 31, 2017, which represented an increase of $669,000 when compared to June 30, 2017. The increase was primarily due to net income of $1.4 million, partially offset by dividends declared during the period totaling $790,000 and a $277,000 decrease in accumulated other comprehensive income. The decrease in accumulated other comprehensive income was the result of increasing market interest rates during the period. In connection with the preparation of the financial statements for the quarter ended December 31, 2017, management evaluated the credit quality of the investment portfolio and believes all unrealized losses to be temporary. Management has the intent and the ability to hold these securities until the value recovers or until maturity.

There were 4,201,113, 4,205,980, and 4,194,404 outstanding shares of common stock at December 31, 2017, June 30, 2017, and December 31, 2016, respectively. For all periods presented, the Bank was considered “well-capitalized” under applicable regulatory requirements.

United Community Bancorp is the parent company of United Community Bank, headquartered in Lawrenceburg, Indiana. The Bank currently operates eight offices in Dearborn and Ripley Counties, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may affect our business, such as those changes caused by the Tax Cuts and Jobs Act, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K for the year ended June 30, 2017 filed with the SEC on September 26, 2017 which is available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

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